Exhibit 99.1
FOR IMMEDIATE RELEASE
     CONTACT:

Tawni Adams
(623) 587-2686

PetSmart Media Line
623-587-2177
PETSMART REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL 2007
Earnings Per Share of $0.59 for the Fourth Quarter (14 weeks) and $1.95 for the Fiscal Year (53 weeks)
Comparable Store Sales of 0.8 percent for the Fourth Quarter and 2.4 percent for the Fiscal Year
PHOENIX – March 5, 2008 – PetSmart, Inc. (NASDAQ: PETM), today reported net income of $75.4 million, or $0.59 per diluted share, for the fourth fiscal quarter of 2007. That compares with net income of $76.9 million, or $0.56 per diluted share, for the fourth quarter of fiscal 2006. Net income for the fourth quarter of 2007 excluding the 14th week and the costs to exit the State Line Tack business was $0.52 per share.
Net sales for the 14-week fourth quarter of 2007 increased 13.8 percent to $1.33 billion, compared to the 13-week fourth quarter of 2006. The impact of the 14th week on net sales was approximately $90 million. Comparable store sales – or sales in stores open at least a year – grew 0.8 percent in the fourth quarter, on top of 4.6 percent in the same period in 2006. During the 14-week fourth quarter, pet services sales were $123.4 million, up 26.9 percent from the 13-week fourth quarter of last year.
For the quarter, operating income as a percent of sales decreased 120 basis points to 9.8 percent driven by relatively slower top-line growth combined with increased costs associated with expansion and infrastructure investments. Gross margins declined 120 basis points to 31.7 percent of sales which reflected a challenge with leveraging fixed expenses in occupancy and supply chain with a weaker top line. Operating, general and administrative expenses improved 10 basis points to 21.8 percent.
“Like many retailers, we experienced relatively weak traffic and sales trends in the fourth quarter. Our fixed expense structure made it difficult to leverage expenses with the weaker top line,” said Phil Francis, chairman and CEO. “We recognize that if we want to deliver ongoing earnings growth we have to deliver a more balanced approach between the near term economic realities and investing for the future. That means that we will slow our capital spending, focus on consistency and execution in our stores and continue to look for ways to maximize the performance of our current asset base.”
2007 Fiscal Year Results
For all of fiscal 2007, the company reported net income of $258.7 million, or $1.95 per diluted share. That compares with fiscal 2006 net income of $185.1 million, or $1.33 per diluted share. Fiscal 2007 earnings excluding the 53rd week, the benefit for the first quarter MMI transaction and costs associated with the exit of the SLT business were $1.47 per share.
PetSmart generated $4.67 billion in net sales in the 53-week fiscal 2007, up from $4.23 billion in net sales for the 52-week fiscal 2006. Comparable store sales grew 2.4 percent in 2007, on top of 5 percent growth in 2006. For the 53-week fiscal 2007, pet services generated $458.7 million in revenue, or 22 percent growth over the 52-week fiscal 2006.

Cash Flow and Financial Condition
The company maintained its strong financial position and its flexibility to continue to support long-term growth initiatives. For the year, cash flows from operating activities increased 15 percent to $333 million. Capital expenditures totaled $294 million, higher than last year primarily due to accelerated new store and PetsHotel growth. As of February 3, 2008, the company had cash and cash equivalents of $58 million and long-term debt of $30 million. Merchandise inventories totaled $501 million. Average inventory per store was $497,000, down 7.4 percent when compared to the end of fiscal 2006.
2007 Highlights
•	Opened 97, acquired 18 and closed 15 stores
•	Opened 35 new PetsHotels
•	Opened a replacement distribution center in Newnan, Georgia
•	Exited the State Line Tack business
•	Sold a portion of shares in MMI Holdings, Inc.
•	Purchased 9.8 million shares including 7.0 million shares under an accelerated share repurchase program
•	Paid quarterly dividends of $0.03 per share
2008 Guidance
•	Total sales growth: High single digits for the first quarter and for the year
•	Comparable store sales growth: Flat to low single digits for the first quarter and low single digits for the year
•	Operating income percentage: Relatively flat as a percentage of sales for the full year
•	Net interest expense: Approximately $15 million per quarter
•	Income tax rate: 38 to 39% for both the first quarter and full year
•	Earnings per share: In the range of $0.29 to $0.33 for the first quarter and in the range of $1.51 to $1.59 per share for the full year
•	Capital expenditures: $285 million or lower
•	Net new stores: 100 to 104 for the full year
•	PetsHotels: 45 for the full year
Conference call information
     PetSmart management has scheduled a teleconference for 4:30 p.m. (EST) today to discuss results for the fourth quarter and all of 2007 as well as the current outlook. This teleconference will be Web-cast live for all investors at www.petm.com or www.streetevents.com. The Web-cast will be available until the company announces results for the first quarter of 2008. In addition, you can listen to the call live by dialing 866-837-9781 (within the United States and Canada) or 703-639-1419 (for international callers), code 1199006. A phone replay will be available through March 21, 2008, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1199006.
About PetSmart
     PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company operates more than 1,008 pet stores in the United States and Canada, a growing number of in-store PetsHotel cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers complete pet training, pet grooming, pet boarding, doggie day camp and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization, has donated more than $52 million to animal welfare programs and, through its in-store pet adoption programs, has saved the lives of more than 3 million pets.

Forward-looking statements
     This news release contains forward-looking statements including statements relating to future revenue growth and goals, and future business opportunities that involve substantial risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic conditions, competitive forces and our ability to manage our operations and growth. Actual results and developments may therefore differ materially from those described in this release. For more information about PetSmart, Inc., and risks arising when investing in PetSmart, Inc., you are directed to the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Statement of utility
     PetSmart continues to provide all information required in accordance with Generally Accepted Accounting Principles (GAAP), but it believes evaluating its ongoing operating results may be difficult if an investor is limited to reviewing only GAAP financial measures. Accordingly, PetSmart uses non-GAAP financial measures of its performance internally to evaluate its ongoing operations and to allocate resources within the organization.
     PetSmart’s management does not itself, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures used by PetSmart may not be consistent with the presentation of similar companies in PetSmart’s industry. However, PetSmart presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate PetSmart’s operating results in a manner that focuses on what it believes to be its ongoing business operations.
     PetSmart’s management believes it is useful for itself and investors to review both GAAP information and non-GAAP measures of income before income tax expense and equity in income from investee and earnings per share. For the fourth quarter of 2007, the non-GAAP measures exclude the effect of net expense from the exit of the State Line Tack product line and the 53rd week. For the full fiscal year of 2007, the non-GAAP measures exclude the effects of net expenses from the exit of the State Line Tack product line, the 53rd week and the sale of a portion of our shares in MMI Holdings, Inc. in the first quarter of fiscal 2007. PetSmart’s management believes these measures allow investors to have a better understanding of the overall performance of PetSmart’s business and its ability to perform in subsequent periods.
     Management believes the inclusion of these non-GAAP financial measures provides consistency and comparability of financial results and better enables investors to evaluate the ongoing operations and prospects of PetSmart by providing better comparisons. Whenever PetSmart uses such a non-GAAP financial measure, it strives where possible to provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
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PetSmart, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
Unaudited

	February 3,	January 28,
	2008	2007
Assets
Cash and cash equivalents	$58,322	$148,799
Short-term investments	—	19,200
Restricted cash and short-term investments	—	60,700
Receivables, net	49,341	36,541
Merchandise inventories	501,212	487,400
Deferred income taxes	46,765	39,580
Prepaid expenses and other current assets	73,231	51,049

Total current assets	728,871	843,269
Property and equipment, net	1,230,770	1,032,421
Equity investment in affiliate	23,346	38,065
Deferred income taxes	108,544	97,648
Goodwill	44,333	14,422
Intangible assets, net	1,457	1,156
Other noncurrent assets	29,936	26,496

Total assets	$2,167,257	$2,053,477

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$172,352	$179,638
Accrued payroll bonus and employee benefits	132,768	120,801
Accrued occupancy expenses	46,955	44,972
Current maturities of capital lease obligations	24,982	17,667
Other current liabilities	148,832	155,304

Total current liabilities	525,889	518,382
Long-term debt	30,000	—
Capital lease obligations	508,765	431,334
Deferred rents and other noncurrent liabilities	116,006	102,867

Total liabilities	1,180,660	1,052,583

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—
Common stock; $.0001 par value	16	16
Additional paid-in capital	1,079,190	1,024,630
Retained earnings	758,674	516,961
Accumulated other comprehensive income	5,585	1,128
Treasury stock	(856,868)	(541,841)

Stockholders’ equity	986,597	1,000,894

Total liabilities and stockholders’ equity	$2,167,257	$2,053,477

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PetSmart, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share and store data)
(Unaudited)

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-three Weeks Ended		Fifty-two Weeks Ended
	February 3, 2008	% of Sales	January 28, 2007	% of Sales	February 3, 2008	% of Sales	January 28, 2007	% of Sales
Net sales	$1,328,434	100.0%	$1,166,909	100.0%	$4,672,656	100.0%	$4,233,857	100.0%
Cost of sales	907,943	68.3%	782,675	67.1%	3,235,835	69.3%	2,926,087	69.1%

Gross profit	420,491	31.7%	384,234	32.9%	1,436,821	30.7%	1,307,770	30.9%
Operating, general and administrative expenses	289,907	21.8%	255,521	21.9%	1,085,308	23.2%	985,936	23.3%

Operating income	130,584	9.8%	128,713	11.0%	351,513	7.5%	321,834	7.6%
Gain on sale of investments	—	0.0%	—	0.0%	95,363	2.0%	—	0.0%
Interest expense, net	(14,381)	-1.1%	(8,745)	-0.7%	(44,683)	-1.0%	(31,717)	-0.7%

Income before income tax expense and equity in income from investee	116,203	8.7%	119,968	10.3%	402,193	8.6%	290,117	6.9%
Income tax expense	(40,881)	-3.1%	(43,021)	-3.7%	(145,180)	-3.1%	(105,048)	-2.5%
Equity in income from investee, net of tax	78	0.0%	—	0.0%	1,671	0.0%	—	0.0%

Net income	$75,400	5.7%	$76,947	6.6%	$258,684	5.5%	$185,069	4.4%

Basic earnings per share	$0.60		$0.58		$1.99		$1.36

Diluted earnings per share	$0.59		$0.56		$1.95		$1.33

Weighted average shares outstanding — basic	126,134		133,188		129,851		135,836
Weighted average shares outstanding — diluted	128,867		136,928		132,954		139,537
Stores open at beginning of each period	992		887		908		826
Stores opened during each period	21		22		115		92
Stores closed during each period	(5)		(1)		(15)		(10)
Stores open at end of each period	1,008		908		1,008		908

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PetSmart, Inc. and Subsidiaries
Reconciliation of non-GAAP to GAAP Measures

	Quarter ended	Fiscal Year ended
	February 3, 2008	February 3, 2008
	(in millions)
GAAP Income before income tax expense and equity in income from investee	$116.2	$402.2
Equine product line exit	1.4	16.0
Gain on sale of MMIH stock	—	(95.4)
53rd week	(16.0)	(16.0)

Adjusted income before income tax expense and equity in income from investee	$101.6	$306.8

	Quarter ended	Fiscal Year ended
	February 3, 2008	February 3, 2008
GAAP Diluted earnings per share	$0.59	$1.95
Equine product line exit	0.01	0.07
Gain on sale of MMIH stock	—	(0.48)
53rd week	(0.08)	(0.07)

Adjusted Diluted earnings per share	$0.52	$1.47

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